UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

BARCLAYS IPATH MSCI INDIA INDEX ETN

(NAME OF ISSUER)

COMMON STOCK

(TITLE CLASS OF SECURITIES)

06739F291

(CUSIP NUMBER)

12/31/2008

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

☒	RULE 13D-1(B)
☐	RULE 13D-1(C)
☐	RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON’S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE “FILED” FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (“ACT”) OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP No. 06739F291	SCHEDULE 13G	PAGE 2 OF 5 PAGES

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). STATE STREET CORPORATION, ACTING IN VARIOUS FIDUCIARY CAPACITIES 04-2456637
2.	Check the Appropriate Box if a Member of a Group (See Instructions) NOT APPLICABLE (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization BOSTON, MASSACHUSETTS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 1,215,526 SHARES AS OF 05/31/09 1,053,960 SHARES AS OF 12/31/08
6. Shared Voting Power 0 SHARES
7. Sole Dispositive Power 0 SHARES
8. Shared Dispositive Power 1,215,526 SHARES AS OF 05/31/09 1,053,960 SHARES AS OF 12/31/08

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,215,526 SHARES AS OF 05/31/09 1,053,960 SHARES AS OF 12/31/08
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) NOT APPLICABLE
11.	Percent of Class Represented by Amount in Row (9) 8.8% AS OF 05/31/09 7.9% AS OF 12/31/08
12.	Type of Reporting Person (See Instructions) BK

CUSIP No. 06739F291	SCHEDULE 13G	PAGE 3 OF 5 PAGES

ITEM 1.

(A)	NAME OF ISSUER

BARCLAYS IPATH MSCI INDIA INDEX ETN

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

BARCLAYS CAPITAL

745 7TH AVENUE

NEW YORK, NY 10019

ITEM 2.

(A)	NAME OF PERSON FILING

STATE STREET CORPORATION

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

STATE STREET FINANCIAL CENTER

ONE LINCOLN STREET

BOSTON, MA 02111

(C)	CITIZENSHIP

BOSTON, MASSACHUSETTS

(D)	TITLE OF CLASS OF SECURITIES

ETN EXCHANGE TRADED NOTE

(E)	CUSIP NUMBER

06739F291

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(B)	☒ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

CUSIP No. 06739F291	SCHEDULE 13G	PAGE 4 OF 5 PAGES

ITEM 4.	OWNERSHIP

(A)	AMOUNT BENEFICIALLY OWNED

1,215,526 SHARES AS OF 05/31/09

1,053,960 SHARES AS OF 12/31/08

(B)	PERCENT OF CLASS

8.8% AS OF 05/31/09

7.9% AS OF 12/31/08

(C)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(I)	SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF

1,215,526 SHARES AS OF 05/31/09

1,053,960 SHARES AS OF 12/31/08

(II)	SHARED POWER TO VOTE OR TO DIRECT THE VOTE

0 SHARES

(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 SHARES

(IV)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

1,215,526 SHARES AS OF 05/31/09

1,053,960 SHARES AS OF 12/31/08

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

CUSIP No. 06739F291	SCHEDULE 13G	PAGE 5 OF 5 PAGES

ITEM 10.	CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

THIS REPORT IS NOT AN ADMISSION THAT STATE STREET CORPORATION IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET CORPORATION EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

05 JUNE 2009

STATE STREET CORPORATION

/s/ CUAN COULTER

SENIOR VICE PRESIDENT